Exhibit 10.41
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
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LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 18th day of December, 2009 (the “Effective Date”), by and between The Medicines Company, a corporation organized and existing under the laws of Delaware with offices at 8 Sylvan Way, Parsippany, NJ 07054 (“LICENSEE”), and Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, NY 10017 (“PFIZER”). LICENSEE and PFIZER may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.
RECITALS
     WHEREAS, PFIZER Controls the Licensed Technology (hereinafter defined); and
     WHEREAS, LICENSEE wishes to obtain, and PFIZER wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:
1.	DEFINITIONS
1.1.	“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.2.	“Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines, including all good manufacturing practices and all applicable standards or guidelines promulgated by the appropriate Regulatory Authority, the rules of the Securities and Exchange Commission or any stock exchange and any court order or other governmental order.

1.3.	“Bankruptcy Code” has the meaning as set forth in Section 13.3.

1.4.	“Bankruptcy Event” has the meaning as set forth in Section 13.3.

1.5.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by law to remain closed.

1.6.	“Calendar Quarter” means each of the three (3) month periods commencing on January 1, April 1, July 1 and October 1 of any year.

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1.7.	“Calendar Year” means the twelve (12) month period commencing on January 1 and each successive twelve (12) month period thereafter.

1.8.	“cGMP” means current Good Manufacturing Practices and standards as provided for in the 21 CFR Parts 210-211 and in European Community Directive 91/356/EEC, each as amended from time to time.

1.9.	“Combination Product” means any pharmaceutical product containing: (a) a Compound(s) and (b) one or more other therapeutically active ingredients which are not Compounds.

1.10.	“Commence” or “Commencement” when used with respect to a clinical trial, means the first dosing of the first patient for such trial.

1.11.	“Commercialize” or “Commercialization” means to manufacture for sale, market, promote, otherwise offer for sale, distribute, and sell.

1.12.	“Commercially Reasonable Efforts” means, with respect to a Product: (a) with respect to Development of such Product, the efforts, budget, headcount and expenditures that are directed toward seeking to obtain Regulatory Approval and are comparable to those used by LICENSEE for one of LICENSEE’s products that is at a similar stage of development and has similar commercial potential as such Product, and (b) with respect to Commercialization of such Product, the efforts, budget, headcount and expenditures that are comparable to those used by LICENSEE for any of LICENSEE’s products that has similar commercial potential as such Product; in each of cases (a) and (b), as determined on a country-by-country basis by reference to relevant scientific, regulatory and commercial factors including product safety and efficacy profile, development risk, regulatory environment, patent and other exclusivity protections and risks, anticipated market size, competition from other products or treatments, product labeling or anticipated labeling and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due.

1.13.	“Compound” means each of the following, separately: ETC-216, alone, and each Improvement thereto. ETC-216 and each modified version of ETC-216 which is an Improvement shall be considered a separate Compound for purposes of this Agreement.

1.14.	“Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise, other than pursuant to a license granted under this Agreement) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party.

1.15.	“Cover”, “Covering” or “Covered” means, with respect to a Compound or Product, in the absence of a license granted under a Valid Claim, the Use of such Compound or Product would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

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1.16.	“Danisco” has the meaning as set forth in Section 2.1.3.

1.17.	“Danisco Agreement” has the meaning as set forth in Section 2.1.3.

1.18.	“Danisco IP” has the meaning as set forth in Section 2.1.3.

1.19.	“Develop” or “Development” means to conduct research and development activities, and related manufacturing activities, necessary to obtain or for the purpose of obtaining or maintaining Regulatory Approval.

1.20.	“EMEA” means the European Medicines Agency, or any successor agency thereof.

1.21.	“ETC-216” means the compound designated by PFIZER as ETC-216 as described in Schedule A hereto in the form existing as of the Effective Date.

1.22.	“Europe” means the member states of the European Union, as constituted from time to time.

1.23.	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.24.	“Field” means all therapeutic, prophylactic and diagnostic uses in humans and animals.

1.25.	“First Commercial Sale” means, with respect to a Product in a country in the Territory, the first sale for use or consumption by the general public of such Product following receipt of Regulatory Approval for such Product in such country.

1.26.	“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

1.27.	“Improvements” means, with respect to ETC-216, any change or modification thereof, including amino acid deletions, additions, duplications and substitutions, and chemical or physical modifications thereto, in each case to the extent such modified ETC-216 is or has been Covered by a Valid Claim under the Patent Rights.

1.28.	“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the clinical investigation of a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.29.	“Intellectual Property Rights” means all trade secrets, copyrights, patents, patent applications and other patent rights, Trademarks, moral rights, and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

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1.30.	“Know-How” means the confidential or proprietary information and data (including pre-clinical, clinical and manufacturing data but specifically excluding the Patent Rights and the Danisco IP) Controlled by PFIZER as of the Effective Date, which PFIZER or its Affiliates have applied to or incorporated into ETC-216 and which are necessary or optimal for LICENSEE to Use ETC-216.

1.31.	“Knowledge” means the actual present knowledge of PFIZER’s current patent counsel with responsibility for intellectual property matters relating to ETC-216, and current director of regulatory affairs matters relating to ETC-216, and is not meant to require or imply that any particular inquiry or investigation has been undertaken including obtaining any type of search (independent of that performed by the actual governmental authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel

1.32.	“Licensed Technology” means collectively, the Patent Rights and Know-How.

1.33.	“Major European Country” means any of the following countries: France, Germany, Italy, Spain and the United Kingdom.

1.34.	“Milestone” means each milestone as set forth in Section 5.1.2.

1.35.	“NDA/BLA” means: (a) a new drug application or a new biologic license application filed with the FDA for authorization for marketing a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable, including a Marketing Authorization Application (“MAA”).

1.36.	“Net Sales” means the gross amount invoiced by or on behalf of LICENSEE, its Affiliates and their respective sublicensees (the “Selling Party”) for sales of the relevant Product (other than sales by a Selling Party to LICENSEE, its Affiliates or sublicensees for subsequent resale, in which case the sale thereafter by LICENSEE, its Affiliates or sublicensees to a Third Party other than a Selling Party (an “End User”) shall be used for calculation of Net Sales), provided, however, that if the price invoiced by LICENSEE for the transfer to such Affiliate or sublicensee is higher than the price invoiced by such Affiliate or sublicensee for the subsequent resale to the End User, the Net Sales shall be determined on the gross amount invoiced by LICENSEE to such Affiliate or sublicensee, and not on the gross amount invoiced by such Affiliate or sublicensee to the End User; less the following deductions if and to the extent they are included in the gross invoiced sales price of the Product or otherwise directly incurred by LICENSEE, its Affiliates and their respective sublicensees with respect to the sale of the Product: (a) rebates, quantity and cash discounts, and other usual and customary discounts to customers; (b) taxes and duties paid, absorbed or allowed which are directly related to the sale of the Product; (c) credits, allowances, discounts and rebates to, and chargebacks for spoiled, damaged, out-dated, rejected or returned Product; (d) actual freight and insurance costs incurred in transporting the Product to customers, provided that in no event shall deductions for freight and insurance exceed three percent (3%) of the gross amount invoiced; (e) discounts or rebates or other payments required by

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Applicable Law, including any governmental special medical assistance programs; (f) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Product; (g) fee-for-service wholesaler fees and inventory management fees paid to non-Affiliate wholesalers, including hospital buying group/group purchasing organization administration fees, which are reasonably allocated to the Product, to the extent consistent with the usual course of dealing of the Selling Party for its products other than a Product; and (h) amounts that are written off as uncollectible in accordance with the accounting procedures of the Selling Party, consistently applied, to the extent a royalty has actually been paid to PFIZER therefor, provided that LICENSEE has made reasonable efforts to collect on such receivable, and provided, further, that if such receivable shall thereafter be paid or otherwise satisfied, the amount thereof shall be added to Net Sales for the Calendar Quarter in which so paid or satisfied. Subsections (a) through (h) shall be collectively referred to as “Deductions”.

The following principles shall apply in the calculation of Net Sales:
1.36.1.	In the case of any sale of a Product which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice.

1.36.2.	In the case of any sale or other disposal of a Product for non-cash consideration, Net Sales shall be calculated as the fair market price of the Product in the country of sale or disposal. Notwithstanding the foregoing, provision of the Product for the purpose of conducting pre-clinical or clinical research or Development shall not be deemed to be a sale, so long as the Product is provided at a price which does not exceed the reasonably estimated cost of production and distribution thereof.

1.36.3.	In the event a Product is sold as a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld, or, if not agreed, determined pursuant to Section 16.1.2.

1.36.4.	Unless otherwise specified herein, Net Sales shall be calculated in accordance with GAAP generally and consistently applied.
1.37.	“Patent Rights” means (a) the patents and patent applications listed in Schedule B, (b) all divisionals, continuations, and continuations-in-part that claim priority to the patent applications described in subsection (a) or the patent applications from which

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the patents described in subsection (a) issued, (c) all patents that have issued or in the future issue from any of the foregoing patent applications in subsections (a) and (b), including utility, model and design patents and certificates of invention, (d) any reissues, renewals, extensions or additions of any of the foregoing, and (e) any foreign equivalents of any of the foregoing.

1.38.	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.39.	“Phase II Clinical Trial” means a clinical trial of a Product on patients (i) the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use, (ii) which contains a primary efficacy endpoint pursuant to the protocol established by LICENSEE and approved by the applicable Regulatory Authority, and (iii) which is generally consistent with the description in 21 CFR §312.21(b) (as hereafter modified or amended) and any of its foreign equivalents. For clarity, such trial may be referred to and conducted as a “Phase IIB Trial” or a “De-Risking Imaging Trial” so long as it satisfies all requirements under 21 CFR §312.21(b).

1.40.	“Phase III Clinical Trial” means the first morbidity and mortality clinical trial required for the filing of an NDA/BLA or equivalent with a regulatory agency for a Product that is performed after collecting preliminary evidence suggesting dose and effectiveness of such Product, and which trial has safety and efficacy endpoints that, if met, are acceptable to the applicable Regulatory Authorities as a basis for approval of such NDA/BLA, and which is generally consistent with the description in 21 CFR §312.21(c) (as hereafter modified or amended) and any of its foreign equivalents.

1.41.	“Product” means, on a Compound-by-Compound basis, any product(s) in which such Compound is used as an active ingredient, for any indication and through any mode of administration, and any formulations and line extensions of such a product.

1.42.	“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction.

1.43.	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for pharmaceutical or biological products, as applicable, in the Territory.

1.44.	“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including any IND, NDA/BLA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

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1.45.	“Royalty Term” means, on a Product-by-Product and country-by country basis with respect to each Product and each country in the Territory, the period commencing on the Effective Date and expiring upon the later of: (a) expiration or abandonment or other termination of the last Valid Claim of the Patent Rights Covering such Product in such country in the Territory, (b) the expiration of any market exclusivity period granted by a Regulatory Authority for such Product in such country, or (c) ten (10) years following the date of First Commercial Sale of such Product in such country.

1.46.	“Sublicense Fees” has the meaning as set forth in Section 5.1.4.

1.47.	“Territory” means all countries of the world.

1.48.	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.49.	“Trademarks” has the meaning as set forth in Section 13.6.4.

1.50.	“United States” means the United States of America, its possessions and territories.

1.51.	“Use” means to research, Develop, make, have made, use, sell, have sold, offer for sale, otherwise Commercialize and import.

1.52.	“Valid Claim” means either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application included within the Patent Rights, which claim has not been revoked, cancelled, withdrawn, or abandoned or finally disallowed without the possibility of appeal or refiling of such application (or which is not appealed or refiled within the time allowed for appeal).
2.	LICENSE GRANT

2.1.	License Grant.
2.1.1. Patent Rights. Subject to the terms and conditions of this Agreement, PFIZER hereby grants to LICENSEE an exclusive (even as to PFIZER and its Affiliates), sublicensable (subject to Section 2.2), transferable (in accordance with Section 17.1), royalty-bearing right and license under the Patent Rights to Use the Products in the Field within the Territory.
2.1.2. Know How. Subject to the terms and conditions of this Agreement, PFIZER hereby grants to LICENSEE an exclusive (even as to PFIZER and its Affiliates), sublicensable (subject to Section 2.2), transferable (in accordance with Section 17.1), royalty-bearing right and license under the Know-How to Use the Products in the Field within the Territory.
2.1.3. Danisco Agreement. On or before the Effective Date hereof, LICENSEE, PFIZER and Danisco US, Inc. (“Danisco”) have executed a

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Partial Assignment, Amendment and Assumption of Agreement (the “Danisco Agreement”) pursuant to which LICENSEE acquired from Danisco an exclusive license under certain patents and patent applications (the “Danisco IP”) to make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS (as defined in the Danisco Agreement). If PFIZER fails to timely pay to Danisco the consideration due to Danisco pursuant to Section 3 of the FIRST AMENDMENT (as defined in the Danisco Agreement) and as described in Article 4.2 of the LICENSE AGREEMENT (as defined in the Danisco Agreement), PFIZER shall promptly notify LICENSEE thereof, and PFIZER and LICENSEE shall promptly and in good faith, and at PFIZER’s sole cost and expense, seek to cure such failure to timely pay Danisco, provided, however, that the good faith obligation to cure such failure shall not require PFIZER to pay to Danisco any consideration in addition to the amount agreed to in the FIRST AMENDMENT. Should PFIZER and LICENSEE not succeed in curing such failure, LICENSEE may immediately terminate this Agreement.
2.2.	Sublicense Rights. Subject to Section 2.2.4 hereof, LICENSEE may sublicense the rights granted to it by PFIZER under this Agreement to any of its Affiliates or to any Third Party. Any and all sublicenses shall be subject to the following requirements:
2.2.1.	All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and shall: (a) preclude the assignment of such sublicense without the prior written approval of PFIZER, such approval not to be unreasonably withheld, conditioned or delayed, and (b) preclude the granting of further sublicenses in contravention of the terms and conditions of this Agreement. In no event shall any sublicense relieve LICENSEE of any of its obligations under this Agreement.

2.2.2.	LICENSEE shall furnish to PFIZER a true and complete copy of each sublicense agreement and each amendment thereto, within [**] days after the sublicense or amendment has been executed.

2.2.3.	At least [**] days before granting a sublicense to a Third Party in any country in the Territory, LICENSEE shall provide PFIZER with written notice of its interest in granting a sublicense, which notice shall specify the country(ies) in which LICENSEE is interested in granted a sublicense. If PFIZER notifies LICENSEE within such [**] day period that PFIZER desires to negotiate an agreement with respect to such proposed sublicense rights, then LICENSEE shall negotiate with PFIZER during such [**] day period, or such longer period as agreed between the Parties, regarding the terms pursuant to which the Parties would enter into such an agreement.

2.2.4.	Any sublicense granted by LICENSEE to a Third Party in the United States, Japan, China or any country in Europe, is subject to the prior written consent of PFIZER, such consent not to be unreasonably withheld, conditioned or delayed.

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2.3.	Residuals. PFIZER may use for any purpose the Residuals resulting from PFIZER’s access to or work with the Products, but not for purposes of clinically Developing, Commercializing or manufacturing for sale any Products in the Field in the Territory. As used herein, “Residuals” means information in non-tangible form which may be retained in the unaided memories of PFIZER’s employees who have had access to the Products, including ideas, concepts, know-how or techniques related thereto.

2.4.	365(n) Rights. All rights granted under this Agreement by PFIZER are, for the purposes of Article 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101 of the Bankruptcy Code. The Parties agree that LICENSEE will retain, and may fully exercise, all of its rights and elections as a licensee under the Bankruptcy Code.

2.5.	No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of PFIZER or its Affiliates other than the Licensed Technology, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology; provided, however, that this Section 2.5 shall not supersede the provisions of Section 2.4 and the representations and warranties given by PFIZER pursuant to Article 10. Nothing in this Agreement shall be construed to confer any rights upon PFIZER by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of LICENSEE or it Affiliates other than as expressly provided in Section 13.6.4.
3.	TECHNOLOGY TRANSFER
3.1.	Process.
3.1.1. Documentation. Beginning as promptly as reasonably practical after the Effective Date and continuing for a period of [**] after the Effective Date (“Transfer Period”), PFIZER will use reasonable efforts to transfer to LICENSEE the non-clinical, clinical, pharm-sci, manufacturing and regulatory information and tangible materials described on Schedule C that (a) exists as of the Effective Date, (b) includes only information and data related to ETC-216 (provided, however, that, notwithstanding the foregoing, (i) PFIZER shall use reasonable efforts to separate information and data specific to ETC-216 from other information and data, and (ii) PFIZER shall provide to LICENSEE such separated information and data, other information and data that primarily relate to ETC-216, and the information and data that is reasonably necessary for LICENSEE’s regulatory and patent activities hereunder), and (c) is reasonably retrievable by PFIZER (collectively, “Documentation”), provided, however, that no Documentation containing protected health information or other patient information, or specimens collected from patients, will be transferred unless PFIZER has obtained prior informed written consent to such transfer. To the extent the Documentation exists as of the Effective Date in an electronic format, including scanned versions of a hardcopy, PFIZER will provide to LICENSEE only an electronic copy of such Documentation. For

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Documentation which does not exist in electronic format as of the Effective Date, PFIZER will provide to LICENSEE a physical copy of the Documentation. For a period of [**] following expiration of the Transfer Period, if PFIZER or LICENSEE discovers or learns of any other Documentation that exists and has not been supplied to LICENSEE in accordance with this Section 3.1.1, LICENSEE shall provide PFIZER with written notice thereof, including a reasonably detailed description thereof, and PFIZER shall use reasonable efforts to promptly locate such Documentation and provide a copy of same to LICENSEE. Notwithstanding the foregoing, but subject to clause (b)(ii) above and, with respect to clause (x) below, subject to clause (b)(i) above, PFIZER will not provide Documentation that: (x) contains data or records related to technology or products other than ETC-216, or (y) includes laboratory notebooks, PFIZER internal team meeting minutes, communications, personal notes or internal correspondence. For the avoidance of doubt, PFIZER has the right, but not the obligation, to retain copies of Documentation that are provided to LICENSEE.
3.1.2. Manufacturing Technology. Beginning as promptly as reasonably practical after the Effective Date and continuing for a period of [**] following the Effective Date, PFIZER shall cooperate with and provide reasonable assistance to LICENSEE or its designee, through consultation and face-to-face meetings, to enable LICENSEE or its designee in an efficient and timely manner to transfer the Know-How with respect to the manufacturing and formulation of ETC-216 generated by or on behalf of PFIZER. PFIZER’s engagement pursuant to this Section 3.1.2 shall be limited to a maximum of [**] person-hours. LICENSEE shall reimburse PFIZER for all reasonable, documented out-of-pockets costs and expenses (but not PFIZER’s internal costs) incurred in connection therewith.
3.1.3. Regulatory Filings; Regulatory Approvals. PFIZER will transfer to LICENSEE all Regulatory Filings and Regulatory Approvals held by PFIZER or its Affiliates with respect to ETC-216, and will reasonably cooperate with LICENSEE in notifying each applicable Regulatory Authority of such transfer. PFIZER shall promptly initiate such transfers after the Effective Date and shall complete such transfers within [**] after the Effective Date; provided, however, that, PFIZER shall initiate the transfer of any INDs to LICENSEE, and notify the FDA and all other relevant Regulatory Authorities thereof, within [**] days after the Effective Date. Without limiting the foregoing, PFIZER shall be available to consult with LICENSEE on regulatory matters related to ETC-216, including with respect to manufacturing data submitted to the FDA and other Regulatory Authorities. PFIZER’s engagement pursuant to this Section 3.1.3 shall be limited to a maximum of [**] person-hours total. LICENSEE shall reimburse PFIZER for all reasonable documented out-of-pockets costs and expenses (but not PFIZER’s internal costs) incurred in connection therewith.
3.1.4. Transition Liaison. Each Party shall appoint one of its employees to serve as a transition liaison to oversee and facilitate the transfer and transition of Documentation, manufacturing technology and Know-How, Regulatory

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Filings and Regulatory Approvals pursuant to Sections 3.1.1, 3.1.2 and 3.1.3. PFIZER’s initial transition liaison is [**], and LICENSEE’s initial transition liaison is [**]. Each Party may replace its transition liaison upon written notice to the other Party.
4.	DEVELOPMENT AND COMMERCIALIZATION
4.1.	Development. LICENSEE shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop at least one Product in the Territory. In connection with its efforts to Develop Products, LICENSEE shall bear all responsibility and expense for filing Regulatory Filings in LICENSEE’s name and obtaining Regulatory Approval for such Products. LICENSEE will undertake such activities at its sole expense and shall provide to PFIZER reports regarding LICENSEE’s progress within [**] days following the expiration of each Calendar Year. For clarity, the first such report shall pertain to LICENSEE’s efforts during the 2010 Calendar Year.

4.2.	Commercialization. With respect to each Product for which LICENSEE obtains Regulatory Approval, LICENSEE shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize such Product in the Territory following receipt of Regulatory Approval for such Product in the relevant country in the Territory. LICENSEE will undertake such activities at its sole expense.

4.3.	Manufacturing. As between the Parties, LICENSEE shall have the sole right to manufacture, or have manufactured, the Products, and LICENSEE, its Affiliates and sublicensees, shall be entitled to use the manufacturing rights under the Licensed Technology, and the rights granted under the Danisco Agreement, for such purposes.
5.	PAYMENT TERMS
5.1.	Payment Terms.
5.1.1. Upfront Payment. As consideration for PFIZER’s grant of an exclusive license under the Licensed Technology, LICENSEE shall pay to PFIZER a one-time upfront, non-refundable and non-creditable payment of US$10,000,000 within five (5) Business Days after the Effective Date.
5.1.2. Milestone Payments. LICENSEE shall notify PFIZER as soon as practicable upon achievement of each Milestone. LICENSEE shall pay to PFIZER the following one-time milestone payments (each, a “Milestone Payment”) within (a) [**] days after the relevant Clinical or Regulatory Milestone is achieved and (b) [**] days after the relevant Commercial Milestone is achieved:

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CLINICAL MILESTONES	PAYMENT
(1) upon Commencement of first Phase II Clinical Trial of a Product conducted by LICENSEE, its Affiliates or its or their permitted sublicensees	US$[**]

(2) upon Commencement of the first Phase III Clinical Trial of a Product conducted by LICENSEE, its Affiliates or its or their permitted sublicensees	US$[**]

REGULATORY MILESTONES	PAYMENT
(1) upon first acceptance by the FDA of the filing of a NDA/BLA for a Product	US$[**]

(2) upon first acceptance by the EMEA of the filing of an MAA for a Product via the centralized procedure pursuant to Directive 93/41/EEC	US$[**]

(3) upon first acceptance by the Pharmaceuticals and Medical Devices Agency (“PMDA”) of the filing of a manufacturing/distribution approval application for a Product in Japan	US$[**]

COMMERCIAL MILESTONES	PAYMENT
(1) upon receipt by LICENSEE, its Affiliates or its or their sublicensee(s) of the first Regulatory Approval by the FDA for a Product	US$[**]

(2) upon receipt by LICENSEE, its Affiliates or its or their sublicensee(s) of the first Regulatory Approval by the EMEA for a Product, including pricing and reimbursement approval with the applicable Regulatory Authorities in three Major European Countries
US$[**]

(3) upon receipt by LICENSEE, its Affiliates or its or their sublicensee(s) of the first Regulatory Approval by the PMDA of a manufacturing/distribution approval application for a Product, including pricing and reimbursement approval
US$[**]

(4) upon achieving aggregate Net Sales of Products in any Calendar Year equal to or greater than [**] US dollars (US$[**])	US$[**]

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COMMERCIAL MILESTONES	PAYMENT
(5) upon achieving aggregate Net Sales of Products in any Calendar Year equal to or greater than [**] US dollars (US$[**])	US$[**]

(6) upon achieving aggregate Net Sales of Products in any Calendar Year equal to or greater than [**] US dollars (US$[**])	US$[**]
Each Milestone Payment shall be deemed earned as of the first achievement of the corresponding Milestone event. For the avoidance of doubt, regardless of the number of Products that achieve a Milestone: (i) each Milestone Payment shall be payable only on the first occurrence of the Milestone; (ii) none of the Milestone Payments shall be payable more than once; (iii) no additional Milestone Payments shall be due for Milestones completed for the Development and Commercialization of a Product for any additional indications or for additional Products; and (iv) satisfaction of a Milestone by a sublicensee or assignee of, or Third Party retained by, LICENSEE or its Affiliates shall be deemed to have been satisfied by LICENSEE. The total maximum amount of Milestone Payments that may be paid by or on behalf of LICENSEE under this Agreement is four hundred ten million US dollars (US$410,000,000).
               5.1.3. Royalty Payments.
(a)	Royalties. In consideration of the licenses and rights granted to LICENSEE hereunder, on a Product-by-Product and country-by-country basis, LICENSEE will pay to PFIZER, subject to subsection (b) of this Section 5.1.3, royalties on Net Sales of a Product in the Territory, where such royalties shall be calculated each Calendar Quarter by multiplying the Net Sales for such Calendar Quarter by [**] percent ([**]%); provided, however, that, if no Valid Claim Covers the Use of a Product in the U.S. or Japan, the royalty rate for such Product in such country shall be reduced to [**] percent ([**]%) (collectively, the “Royalties”). LICENSEE’s obligation to pay Royalties shall commence on the date of the First Commercial Sale of the Product in a country and end at the end of the applicable Royalty Term, on a Product-by-Product and country-by-country basis. LICENSEE shall pay all such payments within [**] days following the expiration of each Calendar Quarter. All payments shall be accompanied by a report that includes reasonably detailed information regarding a total sales calculation of Net Sales of Products (including all Deductions) and all Royalties payable to PFIZER for the applicable Calendar Quarter (including any foreign exchange rates employed).

(b)	Generic Competition. In the event of bona fide commercial sales activities in any country in the Territory undertaken by any Third Party (other than pursuant to a sublicense from LICENSEE) with respect to (i) any product approved or to be approved for sale in such country using a Product as its reference product, or (ii) any other product specifically intended as a direct

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generically substitutable product to a Product in such country (collectively, a “Generic Product” with respect to such Product), and in each case ((i) and (ii)) (1) after such Generic Product in such country has obtained a market share greater than [**] percent ([**]%) of the total market share for such Product and such Generic Product, as measured by unit sales, and (2) for as long as such commercial sales activity is undertaken in such country, the royalty rate payable with respect to such Product in such country shall be [**] percent ([**]%) of the applicable royalty rate pursuant to Section 5.1.3(a).

(c)	Royalty Term. Royalties will be payable on a Product-by-Product and country-by-country basis commencing as of the First Commercial Sale of the relevant Product in the relevant country until the expiration of the Royalty Term for such Product in such country. Upon expiration of the Royalty Term with respect to a Product and a country, the licenses granted to LICENSEE under this Agreement shall convert to perpetual, exclusive, fully paid-up, non-royalty-bearing licenses with respect to such Product in such country.
5.1.4. Sublicense Fees. In further consideration of the licenses and rights granted to LICENSEE hereunder, LICENSEE will pay to PFIZER [**] percent ([**]%) of the Sublicense Fees. “Sublicense Fees” means all consideration received by LICENSEE or its Affiliates with respect to the granting of a sublicense under any Intellectual Property Right licensed to LICENSEE hereunder, including any up-front payments, milestone payments, or equity in the sublicensee entity received for granting such sublicense, but excluding any amounts received by LICENSEE or its Affiliates in respect of (a) research funding for the development of a Product, (b) direct pass-through costs, (c) in exchange for services priced at fair market value, provided in connection with such sublicensee’s Use of a Product, (d) equity participation in the LICENSEE or its Affiliates at fair market value (which may, for the avoidance of doubt, include a premium above the publicly quoted price), or (e) amounts received by LICENSEE on sales by its sublicensee for which Royalties are actually paid or payable to PFIZER pursuant to Section 5.1.3 hereof, in each case ((a) through (c)) to the extent such amounts, if marked up above actual costs or at a premium above the publicly quoted price (in the case of equity participation), are reasonable and bona fide payments in respect of the item concerned consistent with industry standards. LICENSEE shall pay all Sublicense Fees received during each Calendar Quarter within [**] days following the expiration of each such Calendar Quarter. All payments shall be accompanied by a report that includes a calculation of all Sublicense Fees payable to PFIZER for the applicable Calendar Quarter.
5.1.5. Other Payments. LICENSEE shall pay to PFIZER any other amounts due under this Agreement within [**] days following receipt of a proper invoice.

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5.1.6. Late Payments. Any late payments shall bear interest, to the extent permitted by law, at [**] percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.
     5.2. Payment Method.
5.2.1. Any payments under Section 5 that are recorded in currencies other than the US dollar shall be converted into US dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.
5.2.2. All payments from LICENSEE to PFIZER shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by PFIZER in writing to LICENSEE. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.
5.2.3. If, by reason of Applicable Law in any country, it becomes impossible or illegal for LICENSEE, its Affiliate or sublicensee to make royalty or other payments due hereunder to PFIZER in US Dollars, or to make royalty or other payments due hereunder to PFIZER, (i) if permitted by Applicable Law, such royalties or other payments due hereunder shall be deposited in local currency in the relevant country to the credit of PFIZER in a recognized banking institution designated by PFIZER or, if none is designated by PFIZER within [**] days, in a recognized banking institution selected by LICENSEE, its Affiliate or sublicensee, as the case may be, and identified in a notice in writing given to PFIZER, and (ii) if not permitted under Applicable Law, the payment of such royalties or other payments shall be negotiated promptly and in good faith by the Parties.
     5.3. Taxes.
5.3.1. It is understood and agreed between the Parties that any and all applicable sales, use, VAT, GST, excise, property, and other similar taxes(collectively, “Taxes”) shall be paid by the Party that such Tax is imposed upon under Applicable Law; provided that if Applicable Law requires PFIZER to collect any such Taxes imposed upon LICENSEE, the amount of such Taxes shall be added to the payment to be made by LICENSEE to PFIZER. PFIZER shall remit such Taxes collected by PFIZER to the appropriate taxing jurisdiction. Each Party will be responsible for their own income and property taxes.
5.3.2. If LICENSEE is required to make a payment to PFIZER subject to a deduction of tax or withholding tax (a “Withholding Tax”), (a) LICENSEE shall deduct and withhold the amount of such Withholding Taxes for the account of PFIZER to the extent required by Applicable Law, (b) the amounts

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payable to PFIZER shall be reduced by the amount of such Withholding Taxes deducted and withheld, (c) LICENSEE shall pay the amounts of such Withholding Taxes to the proper governmental authority in a timely manner and (d) LICENSEE shall promptly transmit to PFIZER an official tax certificate or other evidence of such tax obligations, together with proof of payment from the relevant governmental authority of all amounts deducted and withheld, sufficient to enable PFIZER to claim a credit or deduction for such payment of such Withholding Taxes. Any such Withholding Taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, PFIZER. LICENSEE will provide PFIZER with reasonable assistance, at PFIZER’s expense, to enable PFIZER to reduce the amount of such Withholding Taxes or recover such Withholding Taxes as permitted by Applicable Law.
5.3.3. Notwithstanding anything in this Agreement to the contrary, if an action by LICENSEE, including an assignment by LICENSEE of its rights or obligations under this Agreement, or any failure on the part of LICENSEE or its Affiliates to comply with applicable laws or filing or record retention requirements, leads to the imposition of withholding tax liability on the amounts payable hereunder by LICENSEE to Pfizer that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, LICENSEE shall indemnify and hold harmless Pfizer (or its assignee) from any such additional or increased tax liability. In the event of any such action, LICENSEE shall, or shall cause its assignee to, gross up any payments it makes to Pfizer to the extent necessary so that the net payment received by Pfizer after such additional or increased tax liability equals the amount that would have been received by PFIZER under this Agreement had the LICENSEE not taken such action.
6. RECORDS; AUDIT RIGHTS
     6.1. Relevant Records.
6.1.1. Relevant Records. LICENSEE shall, and shall cause its Affiliates and sublicensees to, maintain accurate financial books and records pertaining to the sublicensing of the Licensed Technology pursuant to Section 2.2, LICENSEE’s prosecution, maintenance and enforcement of the Patent Rights pursuant to Section 7, and the sale of the Products, including any and all calculations of the applicable Net Sales and Sublicense Fees, and the occurrence of the Milestones (collectively, “Relevant Records”). The Relevant Records shall be maintained for the longer of: (a) the period of time required by Applicable Law, or (b) [**] years following the date on which the relevant amounts were received or incurred.
6.1.2. Audit Request. PFIZER shall have the right during the term and for [**] months thereafter to engage, at its own expense, an independent auditor reasonably acceptable to LICENSEE to examine the Relevant Records from

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time-to-time, but no more frequently than [**] every [**] months, as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least [**] days in advance, and shall be conducted during LICENSEE’s normal business hours and otherwise in manner that minimizes any interference to LICENSEE’s business operations. No period shall be subject to audit more than [**], except that PFIZER may conduct one additional audit for each audit of a preceding period which has revealed an underpayment by LICENSEE of more than five percent (5%) of the amount due PFIZER for such preceding period. The auditor shall enter into a reasonable confidentiality agreement with LICENSEE and shall only be permitted to disclose to PFIZER information relating to LICENSEE’s compliance with its payment obligations hereunder.
6.1.3. Audit Fees and Expenses. PFIZER shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment of LICENSEE of more than five percent (5%) as to the period subject to the audit, LICENSEE shall reimburse PFIZER for any reasonable and documented out-of-pocket costs and expenses of the audit within [**] days after receiving invoices thereof.
6.1.4. Payment of Deficiency. If any audit establishes that LICENSEE underpaid any amounts due to PFIZER under this Agreement, then LICENSEE shall pay PFIZER any such deficiency within [**] days after the later of the receipt of written notice thereof and the resolution of any disputes related thereto. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 5.1.6. If any audit establishes that LICENSEE overpaid any amounts due to PFIZER, PFIZER shall pay LICENSEE any such overpayment within [**] days after the later of the receipt of written notice thereof and the resolution of any disputes related thereto, without interest.
7. INTELLECTUAL PROPERTY RIGHTS
7.1.	Pre-existing IP. Subject to the rights and licenses expressly granted under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

7.2.	Patent Prosecution.
(a)	Patent Prosecution and Maintenance. Subject to PFIZER’s rights set forth in Section 7.2(c) below, LICENSEE will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like) and maintaining the Patent Rights in the Territory and in PFIZER’s name, at LICENSEE’s own cost and expense, using reasonable efforts with respect thereto. LICENSEE will select qualified outside patent counsel and corresponding foreign associates to prepare, file, prosecute and maintain the Patent Rights. Before each substantive submission is filed,

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LICENSEE will provide PFIZER a reasonable opportunity to review and comment on proposed submissions to any patent office and reasonably consider any timely comments provided by PFIZER to LICENSEE. LICENSEE will keep PFIZER reasonably informed of the status of the Patent Rights by timely providing PFIZER copies of significant communications relating to such Patent Rights that are received from any patent office or patent counsel of record or foreign associate.

(b)	Assistance.
(i)	PFIZER will provide reasonable assistance to LICENSEE, at LICENSEE’s expense, in connection with the filing, prosecution and maintenance of such Patent Rights, where such assistance shall include providing access to relevant persons and executing all documentation reasonably requested by LICENSEE. Promptly after the Effective Date, PFIZER will provide to LICENSEE a list of all Patent Rights, the applicable file wrappers for such Patent Rights and any docket reports and status reports with respect to such Patent Rights.

(ii)	As reasonably requested by LICENSEE in writing, PFIZER shall cooperate, at LICENSEE’s expense, in obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Patent Rights in the United States, Europe and any other country in which any patent term restorations, supplementary protection certificates, patent term extensions or their equivalents are available.
(c)	Failure to Prosecute or Maintain. In the event LICENSEE elects to forgo filing, prosecution or maintenance of the Patent Rights, LICENSEE shall notify PFIZER of such election at least [**] days prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice in accordance with the foregoing, PFIZER shall be entitled, upon written notice to LICENSEE, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Patent Right in such country in PFIZER’s name using counsel of its own choice and at its own expense (“Pfizer Patent Rights”), in which case, the term “Patent Rights” shall automatically be modified to exclude such Pfizer Patent Rights as of the date LICENSEE provides PFIZER such Election Notice.
8. INFRINGEMENT; MISAPPROPRIATION
8.1.	Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third

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Party of any Licensed Technology in the Field and in the Territory of which it becomes aware (“Third Party Infringement”).
     8.2. Infringement Action.
8.2.1. Right of First Enforcement.
(a)	LICENSEE shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology against any Third Party Infringement and may name PFIZER as a party for standing purposes. Prior to commencing any such action (unless delay would result in the loss of rights), LICENSEE shall consult with PFIZER and shall consider PFIZER’s recommendations regarding the proposed action. LICENSEE shall give PFIZER timely notice of any proposed settlement of any such action instituted by LICENSEE and shall not, without the prior written consent of PFIZER (not to be unreasonably withheld), enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Patent Rights, (ii) give rise to liability of PFIZER or its Affiliates, (iii) admit non-infringement of any Patent Rights, or (iv) otherwise impair PFIZER’s rights in any Licensed Technology or this Agreement.

(b)	Subject to subsection (c) hereof, if LICENSEE does not obtain agreement from the alleged infringer to desist or fails to initiate an infringement action: (i) within [**] days following LICENSEE’s receipt of notice of the alleged infringement, or (ii) no later than [**] days before the expiration date for filing such action, whichever comes first, PFIZER shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology at its sole expense.

(c)	In the case of a Paragraph IV Certification, the deadline for LICENSEE to file an action before PFIZER can exercise the enforcements right in subsection (b) hereof is [**] days before the expiration date for filing such action, unless LICENSEE has notified PFIZER in writing at least [**] days before the expiration date for filing such action that LICENSEE does not intend to file an action with respect to such Paragraph IV Certification. “Paragraph IV Certification” means any certification filed pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), or any notice under any future analogous provisions of U.S. law applicable to biologics (or any amendment or successor statute thereto), or any comparable law under any other jurisdiction.
8.2.2. Assistance. At the request and sole cost and expense of the Party controlling a Third Party Infringement, the other Party and its Affiliates shall provide reasonable assistance in connection therewith (including by joining any such action). The non-controlling Party shall have the right, at its own expense, to be represented in any such action in which it is a party by independent counsel of its own choice.

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8.2.3.	Recoveries.
(a)	Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied against payment of the non-prosecuting Party’s costs and expenses incurred in connection therewith, and then be applied against payment of the prosecuting Party’s costs and expenses.

(b)	For any action instituted by LICENSEE under 8.2.1(a), any remaining recoveries shall be retained by (or if received by PFIZER, paid to) LICENSEE; provided however, PFIZER shall be entitled to a Royalty on such remaining recoveries in accordance with Section 5.1.3 as if the amount of such remaining recoveries were Net Sales of LICENSEE in the Calendar Year in which the recoveries were received by LICENSEE; provided, however, that, if LICENSEE fails to institute an action or proceeding and PFIZER exercise its right to prosecute such infringement pursuant to Section 8.2.1(b), any remaining recoveries shall be retained by (or if received by LICENSEE, paid to) PFIZER.
9.	CONFIDENTIALITY
9.1.	Definition. “Confidential Information” means the terms and provisions of this Agreement (for which each Party shall be deemed to be the disclosing Party, notwithstanding Section 9.3.1) and other proprietary information and data of a financial, commercial, medical, scientific or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are: (a) disclosed in writing or (b) if disclosed in a form other than in writing, then declared to be confidential at the time of disclosure, and summarized in writing and provided to the receiving Party within [**] days after disclosure. Notwithstanding the foregoing and Section 9.3.1, all Know-How shall be considered LICENSEE’s and PFIZER’s Confidential Information, provided, however, that Know-How not solely applicable to the Use of ETC-216 shall be considered the Confidential Information of PFIZER.

9.2.	Obligations. The receiving Party will protect all Confidential Information of the disclosing Party against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the Confidential Information of the disclosing Party to its Affiliates, and their respective actual and bona fide potential directors, officers, employees, subcontractors, sublicensees, consultants, attorneys, accountants, banks, lenders, acquirors and investors (collectively, “Recipients”) who have a need-to-know such information (a) for purposes related to this Agreement; (b) in connection with a potential merger, acquisition or reorganization; or (c) as a part of due diligence investigations related to the receiving Party, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement, and provided, further, that LICENSEE may not disclose any Know-How relating to the manufacturing of ETC-216 pursuant to subclauses (b) and (c) hereof, except to a Recipient (A) with whom LICENSEE has

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executed a non-binding term sheet and with whom LICENSEE expects in good faith to consummate a transaction, or (B) with whom LICENSEE has executed a binding agreement. The receiving Party shall only use the disclosing Party’s Confidential Information to fulfill its obligations and exercise its rights under this Agreement.

9.3.	Exceptions.
9.3.1. The obligations under this Section 9 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:
(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party;

(c)	is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or

(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.
9.3.2. The restrictions set forth in this Section 9 shall not apply to any of the disclosing Party’s Confidential Information that the receiving Party is required to disclose under Applicable Laws, pursuant to a court order or other governmental order or request, or that is necessary to disclose to defend or prosecute litigation relating to the Products or this Agreement, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) if legally permitted, affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for, such required disclosure, and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the disclosing Party’s Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.
9.3.3. A receiving Party may use and disclose Confidential Information of the disclosing Party in order to seek or obtain patent rights or to Regulatory Authorities in order to seek or obtain approval to conduct clinical trials or to gain or maintain Regulatory Approval with respect to a Product; provided, that such disclosure may be made only to the extent reasonably necessary to seek or obtain such patent rights or approvals.

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9.3.4. In the event that PFIZER wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, PFIZER may disclose to a Third Party Confidential Information of LICENSEE in connection with, and which is directly relevant to, any such proposed assignment, provided that PFIZER shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.
9.3.5. Upon execution of this Agreement, the Parties shall jointly issue a press release announcing the execution of this Agreement, substantially in the form of Schedule D. Thereafter, LICENSEE may issue press releases with respect to this Agreement and the activities and results hereunder consistent with its own internal policies, provided, however, that LICENSEE shall not issue any press release that names PFIZER or any of its Affiliates without PFIZER’s prior written consent, which cannot be unreasonably withheld or delayed, or unless in accordance with Section 9.3.6, mutatis mutandis.
9.3.6. Each Party may disclose the terms of this Agreement to the extent such Party is advised by counsel that such disclosure is required by Applicable Law (including by rules or regulations of the United States Securities and Exchange Commission (“SEC”), any other relevant securities commission in any country, any securities exchange or NASDAQ); provided, that, (a) prior to such disclosure, to the extent permitted by Applicable Law or such rules or regulations, the disclosing Party promptly notifies the other Party of such requirement and the disclosing Party furnishes only those terms of this Agreement that the disclosing Party is legally required to furnish, and (b) specifically with respect to a filing of this Agreement pursuant to the rules or regulations of the SEC, any other securities commission, any securities exchange or NASDAQ, the disclosing Party shall request, and use commercially reasonable efforts to obtain, confidential treatment of terms permitted to be redacted from the forms of such agreements so filed under the applicable rules and regulations of the SEC, such securities commission, any securities exchange or NASDAQ, as applicable. Each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the SEC (or any other relevant securities commission in any country, any securities exchange or NASDAQ) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable and timely comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought; provided that each Party will ultimately retain control over what information that Party discloses to their relevant securities commission or exchange.
9.3.7. Subject to entering into customary agreements of confidentiality with each Brewer/Matin Party, LICENSEE may disclose to any Brewer/Matin Party (a) a copy of this Agreement in which the milestone payment amounts, royalty rates, Sublicense Fee rate, the schedules hereto, and any other information which LICENSEE elects to redact, have been redacted, (b) any amendment or

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termination of this Agreement (except to the extent that any such amendment affects the milestone payment amounts, royalty rates, Sublicense Fee rate or the schedules hereto), (c) each report LICENSEE provides to PFIZER pursuant to the third sentence of Section 4.1 of this Agreement, (d) the royalty reports provided hereunder (with any information relating to the calculation of Royalties payable to PFIZER and any other information not directly related to the calculation of Net Sales redacted therefrom in LICENSEE’s discretion), (e) any audit requests delivered to LICENSEE by PFIZER and any audit reports provided to PFIZER (with any information relating to the calculation of Royalties payable to PFIZER and any other information not directly related to the calculation of Net Sales redacted from such audit requests and audit reports in LICENSEE’s discretion), in each case pursuant to this Agreement, and (f) that Section 5.1.3 of this Agreement has become operative, or ceased to be operative, with respect to any Product in any country in the Territory. LICENSEE may disclose to the attorney for the Brewer/Matin Parties an unredacted copy of this Agreement solely for purposes of confirming the extent of such redactions. “Brewer/Matin Party” means each of (i) Washington Cardiovascular Associates, LLC, a Maryland limited liability company, (ii) HDLT LLC, a Delaware limited liability company, (iii) H. Bryan Brewer (iv) Silvia Santamarina-Fojo, (v) Michael Matin, and (vi) any successor, assign or heir of the foregoing.
9.4.	Right to Injunctive Relief. The Parties agree that breaches of this Section 9 may cause irreparable harm to the non-breaching Party and shall entitle the non-breaching Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

9.5.	Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except for one copy which may be retained in its confidential files for archive purposes.
10.	REPRESENTATIONS, WARRANTIES AND COVENANTS
10.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:
(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)	it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

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(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);

(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and

(e)	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.
10.2.	Representations and Warranties by PFIZER. Subject to any intellectual property rights owned by Danisco and licensed to LICENSEE pursuant to the Danisco Agreement (of which PFIZER makes no representations or warranties), PFIZER represents and warrants to LICENSEE as of the Effective Date that:
10.2.1.	to the Knowledge of PFIZER, the Use of ETC-216 in the Field does not infringe any Intellectual Property Rights of any Third Party;

10.2.2.	the Know-How and Patent Rights (except as noted with respect to the Patent Rights on Schedule B2) comprise all patents, patent applications and know-how owned or Controlled by PFIZER or its Affiliates that are necessary or optimal for LICENSEE to Use ETC-216;

10.2.3.	to its Knowledge, there is no claim pending or threatened against PFIZER or its Affiliates alleging that the Use of ETC-216 in the Field within the Territory infringes, misappropriates or otherwise violates the Intellectual Property Rights of a Third Party;

10.2.4.	to its Knowledge, PFIZER has not received written notice from a Third Party asserting or alleging that the Use of ETC-216 on or before the Effective Date infringed or misappropriated any Intellectual Property Rights of such Third Party;

10.2.5.	there is no claim pending, or to the Knowledge of PFIZER, threatened, by PFIZER alleging that a Third Party is or was infringing, misappropriating or otherwise violating the Licensed Technology (except as noted with respect to the Patent Rights on Schedule B2) in the Field in any country within the Territory;

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10.2.6.	to its Knowledge, and except as noted with respect to the Patent Rights on Schedule B2, all issued patents included in the Patent Rights are valid and enforceable, and no Third Party has challenged the extent, validity or enforceability of any of the Patent Rights;

10.2.7.	to its Knowledge, PFIZER has complied with all Applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Patent Rights (except as noted with respect to the Patent Rights on Schedule B2);

10.2.8.	PFIZER is able to grant the licenses to LICENSEE as purported to be granted pursuant to this Agreement, free and clear of any rights of any Third Party. All Patent Rights (except as noted with respect to the Patent Rights on Schedule B2) have been properly assigned to PFIZER and all assignment documents with respect to the Patent Rights (except as noted with respect to the Patent Rights on Schedule B2) have been properly executed and recorded in the relevant U.S. and foreign patent offices;

10.2.9.	to PFIZER’s Knowledge, each Regulatory Filing for ETC-216 submitted or filed by PFIZER or any of its Affiliates was true, complete and accurate in all material respects at the time of submission or filing and timely filed;

10.2.10.	to its Knowledge, PFIZER and its Affiliates have not received any written notice that indicates that any of the Regulatory Filings submitted or filed for ETC-216 are not currently in good standing with the relevant Regulatory Authorities or that any “clinical hold” or similar regulatory action is in effect, provided, however, that PFIZER has received a communication from the FDA dated August 15, 2007, stating that the FDA would anticipate asking PFIZER to comprehensively summarize all pertinent in-vitro, pre-clinical, and clinical data both in a submission and at a face to face meeting prior to or at the time of submission of any new clinical protocols for the ETC-216 program;

10.2.11.	to its Knowledge, (a) PFIZER and its Affiliates have complied in all material respects with all Applicable Laws with respect to the Use of ETC-216 prior to the Effective Date, (b) neither PFIZER nor any employee of PFIZER or its Affiliates involved in the Development of ETC-216 has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a), and (c) no employee of PFIZER or its Affiliates involved in the Development of ETC-216 has been placed on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List);

10.2.12.	PFIZER has disclosed to LICENSEE the data (including pre-clinical and clinical data and results), correspondence and information in the possession or control of PFIZER or its Affiliates relevant to the

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Development and Commercialization of ETC-216 that LICENSEE has requested;
10.2.13.	there are no agreements to which PFIZER or any of its Affiliates is a party pursuant to which PFIZER or any of its Affiliates has a license or holds an immunity from suit, with respect to patents which (i) are granted or registered, or to the Knowledge of PFIZER, applied for or pending, and (ii) but for PFIZER’s or its Affiliates’ rights under such agreement, could be asserted by a Third Party to be infringed by the Use of ETC-216 as a monotherapy. PFIZER has previously delivered or made available to LICENSEE the written agreements between PFIZER or its Affiliates, on the one hand, and any Third Parties, on the other hand, necessary for the manufacture of ETC-216 for sale in the Field in the Territory; provided, that LICENSEE acknowledges and agrees that the Danisco Agreement has only been made available in redacted form, and provided, further, that the foregoing is subject to the valid execution and delivery of the Danisco Agreement by LICENSEE, PFIZER and Danisco on or before the Effective Date hereof;

10.2.14.	certain provisions (Section 3.2, Section 4 and Section 7.2 in part of the LICENSE AGREEMENT (as defined in the Danisco Agreement) and Sections 4 and 5 of the FIRST AMENDMENT (as defined in the Danisco Agreement) have been redacted because they are specific only to PFIZER and are not relevant to LICENSEE’s rights and assumed obligations under the Danisco Agreement, or they contain confidential financial or other business information of PFIZER and Danisco; and

10.2.15.	all Transferred Inventory (a) was manufactured in accordance with (i) cGMP and (ii) the specifications set therefor by PFIZER and provided to LICENSEE, (b) conforms to such specifications, (c) shall, at the time of delivery to LICENSEE, not contain any material that would cause the Transferred Inventory to be adulterated or misbranded under Applicable Laws.
10.3.	Representations and Warranties by LICENSEE. LICENSEE represents and warrants to PFIZER that it shall comply in all material respects with all Applicable Law with respect to the performance of its obligations hereunder. Without limiting the generality of the foregoing, (i) neither LICENSEE nor, to the actual knowledge of LICENSEE, any employee, agent or subcontractor of LICENSEE involved or to be involved in the Development of the Products has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by LICENSEE to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by LICENSEE in the performance of any activities hereunder; and (iii) to the actual knowledge of LICENSEE, no Person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder. LICENSEE further represents and warrants to PFIZER

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that LICENSEE has the financial resources to perform its obligations under this Agreement.
10.4.	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, (a) NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (b) ANY INFORMATION, DOCUMENTATION AND MATERIALS PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO ACCURACY, COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED. FOR CLARITY, PFIZER MAKES NO WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE DANISCO IP OR ANY OTHER RIGHTS ACQUIRED BY LICENSEE UNDER THE DANISCO AGREEMENT.

10.5.	Tangible Materials. LICENSEE acknowledges and agrees that the Tangible Materials are experimental in nature and may have unknown characteristics. LICENSEE shall use prudence and reasonable care in the use, handling, storage, transportation, disposition, and containment of the Tangible Materials. PFIZER makes no representations or warranties, and assumes no liability, for LICENSEE’s use of the Tangible Materials.
11.	INDEMNIFICATION
11.1.	Indemnification by LICENSEE. LICENSEE agrees to indemnify, hold harmless and defend PFIZER and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Pfizer Indemnitees”), from and against any Claims to the extent arising or resulting from: (a) the Development of a Product by LICENSEE, its Affiliates, subcontractors or sublicensees, (b) the Commercialization of a Product by LICENSEE, its Affiliates, subcontractors or sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of LICENSEE, its Affiliates, subcontractors or sublicensees under this Agreement, (d) breach by LICENSEE of any representation, warranty or covenant as set forth in this Agreement, (e) breach by LICENSEE of the scope of the license set forth in Section 2.1, or (f) any claim by a Brewer/Matin Party resulting from this Agreement or any agreement or arrangement between LICENSEE and one or more Brewer/Matin Party(ies). As used in this Section 11, “Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees). Notwithstanding the foregoing, this Section 11.1 does not limit or negate the representations and warranties made by PFIZER under this Agreement.

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11.2.	Indemnification by PFIZER. PFIZER agrees to indemnify, hold harmless and defend LICENSEE and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Licensee Indemnitees”), from and against any Claims to the extent arising or resulting from: (a) the Development of a Product, on or before the Effective Date, by or on behalf of PFIZER, its Affiliates, subcontractors, assignors or licensees, (b) the negligence, recklessness or wrongful intentional acts or omissions of PFIZER, its Affiliates, subcontractors, assignors or licensees, (c) breach by PFIZER of any representation, warranty or covenant as set forth in this Agreement, or (d) breach by PFIZER of the exclusive license granted to LICENSEE pursuant to Section 2.1.

11.3.	Indemnification Procedure. In connection with any Claim for which a Pfizer Indemnitee or a Licensee Indemnitee seeks indemnification from LICENSEE or PFIZER, respectively, (the “Indemnitor”) pursuant to this Agreement, PFIZER or LICENSEE, respectively, shall: (a) give the Indemnitor prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnitor from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnitor to control the defense and settlement of the Claim; provided, however, that the Indemnitor may not settle the Claim without the prior written consent (which shall not be unreasonably withheld or delayed) of PFIZER or LICENSEE, respectively, in the event such settlement imposes any liability or obligation on the relevant Indemnitee or requires payments by the relevant Indemnitee. Further, PFIZER or LICENSEE, respectively, shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.
12.	LIMITATION OF LIABILITY
12.1.	Consequential Damages Waiver. EXCEPT FOR A BREACH OF SECTION 9 AND EXCEPT FOR ANY INDEMNIFICATION OBLIGATIONS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).
13.	TERM; TERMINATION
13.1.	Term. The term of this Agreement shall commence as of the Effective Date and shall expire upon the last-to-expire Royalty Term. Upon expiration of the Royalty Term with respect to a Product and a country, the licenses granted to LICENSEE under this Agreement shall convert to perpetual, exclusive, fully paid-up, non-royalty-bearing licenses with respect to such Product in such country.

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13.2.	Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party breaches any of its material obligations hereunder and fails to cure such breach within [**] days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such [**] day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [**] days, and provided, further, that if such breach is solely related to LICENSEE’s failure to pay Milestone Payments or Royalties on Net Sales pursuant to Section 5 hereof, and such breach is not cured within [**] days after such notice, PFIZER shall have the right thereafter to terminate this Agreement immediately by giving written notice to LICENSEE. All timeframes in this Section 13.2 shall be tolled until the resolution pursuant to Article 16 of any good faith dispute over the existence or nature of the breach, or over the adequacy of the cure thereof. Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

13.3.	Termination for a Bankruptcy Event. To the extent permitted by Applicable Law, each Party shall have the right to terminate this Agreement upon written notice to the other Party in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within one hundred (120) days after they are instituted, (b) the making of an assignment for the benefit of creditors as to all or substantially all of a Party’s assets, or (c) appointment of a receiver, custodian, trustee, liquidator, assignee or other similar official for all or substantially all of a Party’s assets.

13.4.	Termination by PFIZER. If LICENSEE provides written notice to PFIZER of its intent to permanently abandon the Development, manufacture and Commercialization, as applicable, of the Products in the Territory, or if LICENSEE otherwise ceases to use Commercially Reasonable Efforts for a period exceeding twelve (12) months with respect to the Development, manufacture and Commercialization, as applicable, of at least one Product in the Territory, PFIZER may, as its sole remedy, terminate this Agreement at any time after the Effective Date by giving written notice to LICENSEE thereof, subject to the cure periods and tolling provisions set forth in Section 13.2.

13.5.	Termination by LICENSEE For Convenience. LICENSEE shall have the right to terminate this Agreement, in its entirety or on a Product-by-Product basis, for convenience upon ninety (90) days’ prior written notice to PFIZER.

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13.6.	Effect of Termination or Expiration.
13.6.1. Upon termination or expiration of this Agreement, LICENSEE shall pay to PFIZER all amounts due to PFIZER with respect to the terminated Product(s) as of the effective date of termination or expiration within thirty (30) days following the effective date of termination or expiration.
13.6.2. Upon termination of this Agreement after a First Commercial Sale, LICENSEE shall have the right to sell its remaining inventory of any terminated Product(s) following the termination of this Agreement so long as LICENSEE has fully paid, and continues to fully pay when due, any and all Royalties owed to PFIZER, and LICENSEE otherwise is not in material breach of this Agreement.
13.6.3. Upon termination of this Agreement, all licenses granted by PFIZER to LICENSEE with respect to the terminated Product(s) shall terminate, except for those licenses described in Section 13.1 that have already vested; provided, however, that PFIZER shall assume any related sublicenses granted by LICENSEE hereunder, and such sublicenses shall survive such termination, but PFIZER shall not be obligated to fulfill any obligations to such sublicensees beyond those obligations required of PFIZER if this Agreement had not terminated.
13.6.4. With the exception of termination of this Agreement by LICENSEE pursuant to Section 2.1.3, 13.2, 13.3 or 17.4, upon termination of this Agreement:
(a)	LICENSEE hereby grants to PFIZER an exclusive, fully paid-up, royalty-free, worldwide, transferable, perpetual and irrevocable license, with the right to sublicense, under any Intellectual Property Rights (other than Trademarks, for which Section 13.6.4(c) applies) Controlled by LICENSEE that arose from the Development or Commercialization of the terminated Product by LICENSEE under this Agreement, solely to Use the terminated Product in the Field in the Territory.

(b)	To the extent permitted by applicable Regulatory Authorities, LICENSEE shall: (i) transfer to PFIZER all Regulatory Filings (including drug master files) and Regulatory Approvals held by LICENSEE with respect to the terminated Product, and (ii) to the extent subsection (i) is not permitted by the applicable Regulatory Authority, permit PFIZER to cross-reference and rely upon any Regulatory Approvals and Regulatory Filings filed by LICENSEE with respect to the terminated Product.

(c)	LICENSEE hereby grants to PFIZER a non-exclusive, fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the Trademarks Controlled by LICENSEE solely identifying the terminated Product (but, for the sake of clarity, excluding any Trademark or part thereof that uses the company name of LICENSEE or any Affiliate of

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LICENSEE, except to the extent incorporated into the terminated Product’s name, or required by a Regulatory Authority to be displayed to indicate manufacturing source or other identifying information with respect to the inventory or Inventory described in clause (d) during the Migration Period) for the purpose of manufacturing, marketing, distributing and selling the terminated Product. As used herein. “Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.
(d)	Upon PFIZER’s request with respect to any clinical trial then underway with respect to the terminated Product, LICENSEE shall continue such trial for a mutually agreed upon period after termination of this Agreement, which period, unless otherwise agreed to by the Parties, shall not exceed [**] days after the date on which notice of termination of this Agreement was issued (“Migration Period”), and PFIZER shall bear all costs arising with respect thereto after the effective date of termination of this Agreement. During the Migration Period, LICENSEE shall provide such knowledge transfer and other training to PFIZER or its Affiliates or a Third Party that is designated in writing by PFIZER (“Designated Affiliate/Third Party”) as reasonably necessary for PFIZER or the Designated Affiliate/Third Party to continue such activities. In connection with such transfer, LICENSEE shall, at PFIZER’s option: (i) transfer to PFIZER or the Designated Affiliate/Third Party the terminated Product then in LICENSEE’s inventory at the cost paid or incurred by LICENSEE to manufacture or acquire such Product, (ii) transfer to PFIZER or the Designated Affiliate/Third Party all Inventory owned by LICENSEE at the cost paid or incurred by LICENSEE to manufacture or acquire for such Inventory; and (iii) to the extent solely related to such Product and assignable in accordance with the terms of the relevant agreement, and subject to Section 13.6.3, assign to PFIZER or the Designated Affiliate/Third Party any agreements with Third Parties with respect to the Development or Commercialization of the terminated Product. PFIZER shall reimburse LICENSEE for all reasonable, documented out-of-pockets costs and expenses (but not LICENSEE’s internal costs or the costs of packing and shipping such inventory or the Inventory) incurred in connection therewith. As used herein, “Inventory” means all components and works in process then held by LICENSEE with respect to the manufacture of the terminated Product.
13.7.	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. In addition, the provisions of Sections 2.3, 2.4, 2.5, 6.1, 7.1, 9, 10.4, 11, 12, 13.6, 13.7, 14, 15, 16, 17.1, 17.2, 17.3, 17.5, 17.6, 17.7, 17.8, 17.10, 17.11, 17.12, 17.13 and 17.14 shall survive expiration or termination of this Agreement.
14.	TRADEMARKS.
14.1.	Trademarks. Subject to PFIZER’s rights pursuant to Section 13.6.5(c) and each Party’s rights pursuant to Section 9, neither Party (nor any of its Affiliates or agents)

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shall use the Trademarks of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.
15.	LICENSEE INSURANCE
15.1.	Insurance Requirements. LICENSEE will maintain during the term of this Agreement and until the later of: (a) three (3) years after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Products have expired, commercial general liability insurance from a minimum “A-” AM Bests rated insurance company or through self-insurance, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than five million US dollars ($5,000,000) per occurrence and five million US dollars ($5,000,000) in the aggregate. LICENSEE has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on LICENSEE’s liability hereunder. LICENSEE shall use reasonable efforts to ensure that (y) such policies shall name PFIZER and its Affiliates as additional insured and provide a waiver of subrogation in favor of PFIZER and its Affiliates, and (z) such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to PFIZER or its Affiliates. Any deductibles for such insurance shall be assumed by LICENSEE.

15.2.	Policy Notification. LICENSEE shall provide PFIZER with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Such certificates shall provide that PFIZER shall be given at least thirty (30) days (ten (10) days in the case of cancellation for non-payment of premium) written notice prior to cancellation, termination or any change to restrict the coverage or reduce the limits afforded.
16.	DISPUTE RESOLUTION
16.1.	General. The following procedures shall be used to resolve any dispute arising out of or in connection with this Agreement:
16.1.1. Meeting. Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute. If the designated representatives do not resolve the dispute within [**] days of such request, then an executive officer of each Party shall meet in person or by telephone to review and attempt to resolve the dispute in good faith. The executive officers shall have [**] days to attempt to resolve the dispute.

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16.1.2. Arbitration.
(a)	Any disputes that are not otherwise resolved by the Parties or by mediation shall be submitted to binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association. The American Arbitration Association shall appoint a single arbitrator who is neutral to the Parties.

(b)	The arbitrator shall not be an officer or employee of either Party. The cost of the arbitration, including the fees and expenses of the arbitrator, will be shared equally by the Parties. The substantially prevailing Party shall be entitled to recover from the losing Party the substantially prevailing Party’s attorneys’ fees and costs. The arbitrator shall have the right to apportion liability between the Parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. The arbitration award will be presented to the Parties in writing, and upon the request of either Party, will include findings of fact and, where appropriate, conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction.

(c)	Either Party may seek injunctive relief from any court of competent jurisdiction in order to enforce compliance with the provisions of this Section 16.1.2.
16.2.	THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.
17.	GENERAL PROVISIONS
17.1.	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) PFIZER may assign to a Third Party its rights to receive some or all of the fees payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business and assets to which this Agreement relates. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

17.2.	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision

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therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.
17.3.	Governing Law; Exclusive Jurisdiction.
17.3.1. This Agreement shall be governed by and construed under the laws in effect in the State of New York, US, without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result, except that issues subject to the arbitration clause and any arbitration hereunder shall be governed by the applicable commercial arbitration rules and regulations.
17.3.2. The federal and state courts of New York shall have exclusive jurisdiction over any action not resolved pursuant to Section 16.1 brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) further waives the right to object with respect to such proceedings that any such court does no have jurisdiction over such Party. Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to (i) the enforcement of any judgment or award or (ii) a Party seeking injunctive or other equitable relief in connection with this Agreement.
17.4.	Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its material obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

17.5.	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

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17.6.	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between PFIZER and LICENSEE, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.7.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.8.	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice pursuant to this Section 17.8):

If to PFIZER:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Fax: 646-348-8157
Attention: General Counsel

If to LICENSEE:

The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Fax: 862-207-6062
Attention: General Counsel

With a copy to:

WilmerHale
60 State Street
Boston, MA 02109
Fax: 1-617-526-5000
Attention: David E. Redlick, Esq.
17.9.	Further Assurances. LICENSEE and PFIZER hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and

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deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
17.10.	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party (other than the Pfizer Indemnitees and Licensee Indemnitees) any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.11.	Entire Agreement; Confidentiality Agreement. This Agreement, which includes its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including the Confidential Disclosure Agreement between LICENSEE and PFIZER dated as of July 7, 2009 (the “CDA”). The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by PFIZER or its Affiliates pursuant to the CDA shall be considered LICENSEE’s and PFIZER’s Confidential Information and subject to the terms set forth in this Agreement.

17.12.	Counterparts. This Agreement may be executed in two or more counterparts, any of which may be executed and transmitted by facsimile or other electronic method, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.13.	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.14.	Waiver of Rule of Construction; Interpretation. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply. In construing this Agreement, (a) use of the singular includes the plural and vice versa; (b) “include” or “including” means “including without limitation”, and (c) except where the context otherwise requires, the word “or” is used in the inclusive sense. References to “PFIZER” herein shall include any Affiliate of Pfizer Inc. to the extent that the relevant Intellectual Property Rights or other assets are held by such Affiliate, any activities with respect to ETC-216 were conducted by such Affiliate or any rights are exercised hereunder by such Affiliate, and Pfizer Inc. shall cause such Affiliates to fulfill the relevant obligations under this Agreement. For the sake of clarity, the materials described in Schedule C shall include such materials generated by or on behalf of Esperion Therapeutics, Inc. prior to its acquisition by Pfizer Inc.
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     IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE MEDICINES COMPANY		PFIZER INC.

By:	/s/ Glenn Sblendorio	By:	/s/ Willaim R. Ringo

	Name: Glenn Sblendorio		Name: William R. Ringo
	Title: EVP and CFO		Title: SVP, Worldwide Business Development, Strategy and Innovation

SCHEDULE A: ETC-216
Description
ETC-216 is a macromolecular complex consisting of a dimer of the recombinant apolipoprotein A-I Milano (rapoA-IM, a genetic variant of naturally occurring apolipoprotein A-I (apoA-I)) and POPC (1-palmitoyl-2-oleoyl-sn-glycero-3-phosphocholine) a naturally occurring phospholipid.
[**]

SCHEDULE B: PATENT RIGHTS
Schedule B1:
[**]
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 16 pages were omitted pursuant to a request for confidential treatment.

SCHEDULE C
DOCUMENTATION AND TANGIBLE MATERIALS
For purposes of this Schedule C only, references to “ETC-216” means the compound designated by PFIZER as ETC-216 as described in Schedule A hereto, regardless of the manufacturing process used in the generation thereof.
1. Non-Clinical Documentation
1.1 GLP Studies Documentation. PFIZER will provide to LICENSEE copies of protocols, data, results and reports that were generated as part of GLP Studies conducted by or on behalf of PFIZER. As used herein, “GLP Studies” means non-clinical toxicology and safety studies of ETC-216 that are: (a) conducted in accordance with the standards for good laboratory practices under the ICH guidelines and the applicable standards under the laws of the United States, and (b) filed or intended by PFIZER to be filed as part of the Regulatory Filings.
1.2 Non-GLP Studies Documentation. PFIZER will provide to LICENSEE a summary of the results that were generated as part of relevant Non-GLP Studies conducted by or on behalf of PFIZER. As used herein, “Non-GLP Studies” means non-clinical studies (including pharmacology studies) of the Products other than the GLP Studies.
2. Clinical Documentation.
2.1 Trial Master File Documentation. PFIZER will provide to LICENSEE the trial master files (or equivalent) for clinical studies of ETC-216 conducted by or on behalf of PFIZER.
2.2 Study Report Documentation. PFIZER will provide to LICENSEE study reports and supporting data, including SAS data sets, regarding the clinical trials of ETC-216 generated by or on behalf of PFIZER.
2.3 Adverse Events Documentation. PFIZER will provide to LICENSEE a summary of any and all adverse events reported to PFIZER for clinical trials of ETC-216, including specific narratives and attributions for serious adverse events.
3. Regulatory Documentation. PFIZER will provide to LICENSEE any filings, correspondence, and official meeting minutes between Regulatory Authorities and PFIZER with respect to ETC-216.
4. Manufacturing/Pharm. Sci. Documentation. PFIZER will provide to LICENSEE (a) all current batch records (including process and packaging information), (b) all certificates of analyses, analytical test methods, analytical test reports, process development reports (drug substance and drug product), stability study reports, inventory records, analytical method development reports, analytical method validation reports, stability summary tables and formulation development reports, and (c) a drug substance campaign summary report.

5. Data Room Documentation. PFIZER will provide to LICENSEE electronic copies (if available) or hard copies of any other materials included in the electronic data room set up by PFIZER on the Intralinks platform space relating to ETC-216, including the documents listed in Schedule F hereto.
6. Tangible Materials. Within [**] Business Days following the Effective Date, LICENSEE will designate the appropriate facility for PFIZER to ship all Tangible Materials. PFIZER will arrange for shipment of such Tangible Materials to such facility within [**] months the following Effective Date. LICENSEE will pay for storage costs plus all packaging, handling and shipping costs of the Tangible Materials. If LICENSEE fails to so designate a facility, PFIZER will have the right, but not the obligation, to destroy all Tangible Materials. “Tangible Materials” means the Specimens and the Transferred Inventory.
6.1 Specimen Transfer. PFIZER will provide to LICENSEE Specimens. As used herein, “Specimens” means specimens or samples that: (a) were generated as part of toxicology GLP Studies, (b) are retained by PFIZER as of the Effective Date, and (c) are reasonably retrievable by PFIZER.
6.2 Inventory Transfer. PFIZER will transfer to LICENSEE the manufacturing inventories set forth in Schedule E hereto (collectively, “Transferred Inventory”).

SCHEDULE D: PRESS RELEASE
THE MEDICINES COMPANY ACQUIRES APOA-I MILANO FROM PFIZER
Product Has Potential to Reverse Plaque Buildup in Arteries
FOR U.S. AUDIENCES ONLY
PARSIPPANY, NJ, and NEW YORK, NY, DECEMBER 21, 2009 — The Medicines Company (NASDAQ: MDCO) today announced the exclusive worldwide licensing of ApoA-I Milano from Pfizer Inc. (NYSE:PFE). ApoA-I Milano is a naturally occurring variant of a protein found in human high-density lipoprotein (HDL) that has the potential to reverse atherosclerotic plaque development and reduce the risk of coronary events in patients with acute coronary syndrome (ACS).
Under the terms of the agreement, Pfizer will receive an up-front payment of $10 million for ApoA-I Milano and will also receive additional payments upon the achievement of certain clinical, regulatory and sales milestones up to a total of $410 million. Pfizer will also be eligible to receive single-digit royalty payments on worldwide net sales of ApoA-I Milano. The Medicines Company will also pay $7.5 million to a third party.
“The acquisition of ApoA-I Milano provides The Medicines Company with a significant asset that fits well within our current areas of business” said Clive Meanwell MD, PhD, Chairman and Chief Executive Officer of The Medicines Company. “By mimicking the actions of HDL, ApoA-I Milano has been shown in an early clinical study, published in JAMA, to rapidly reduce the size of atherosclerotic plaques. This is an area of cardiovascular medicine that is not yet served by currently available therapies — and the potential to provide disease modification for patients with high risk atheroma and associated acute coronary syndromes represents a major innovation opportunity.”
“We are very pleased to partner with The Medicines Company to advance the Apo-I Milano program as part of our strategy of out licensing programs that Pfizer no longer pursues internally. The Apo-I Milano program has the potential to become a valuable and innovative medicine for the treatment of cardiovascular diseases. We look forward to seeing it progress, thanks to The Medicines Company’s experience in conducting large clinical trials in cardiovascular patients as well as their expertise in treating critical and intensive care patients.” said David K. Rosen DVM, Head of Out Licensing for Pfizer Inc.
About ApoA-I Milano
ApoA-I Milano is a naturally occurring variant of apolipoproteinA-I (ApoA-I), the main protein component of the HDL lipoprotein particle. The variant has been found in approximately 45 individuals from Limone sul Garda, a small village in northern Italy. Carriers of this variant appear to have reduced risk of cardiovascular disease. Patented by the University of Milan and Pharmacia, ApoA-I Milano was licensed to Esperion Therapeutics. Esperion was subsequently acquired by Pfizer in 2004. Since that time, Pfizer has moved development forward with improvements to the original manufacturing process.
In multiple non-clinical models, ApoA-I Milano rapidly removed excess cholesterol from artery walls, thereby stabilizing and regressing atherosclerotic plaque. A phase I-II study in 36 patients demonstrated statistically significant reductions on coronary plaque volume by 4.2% in 6 weeks. These findings were published in the Journal of the American Medical Association and continue to be widely referenced and discussed.
The Medicines Company will host a conference call today, Monday, December 21, 2009 at 8:30 a.m. Eastern Time. The conference call will be available via phone and webcast. The dial in information is listed below:
Domestic Dial In: 866-285-1709
International Dial In: 617-213-8060
Passcode for both dial in numbers: 31802183
Replay is available from 11:30 a.m. Eastern Time following the conference call through January 4, 2010. To hear a replay of the call, dial 888-286-8010 (domestic) and 617-801-6888 (international). Passcode for both dial in numbers is 58773912.
This call is being webcast and can be accessed at The Medicines Company’s website at www.themedicinescompany.com.
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Medicines Company’s website is www.themedicinescompany.com.
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include whether physicians, patients and other key decision-makers will accept clinical trial results, whether clinical trial results will warrant submission of applications for regulatory approval, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will be able to obtain regulatory approvals, whether we are able to obtain or maintain patent protection for the intellectual property relating to the Company’s products and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2009, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

SCHEDULE E: TRANSFERRED INVENTORY
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SCHEDULE F: ELECTRONIC DATA ROOM SUMMARY
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Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted pursuant to a request for confidential treatment.